[Letterhead of CD Radio Inc.]



FOR IMMEDIATE RELEASE


                        CD Radio Completes Exchange Offer

Washington, D.C. -- November 18, 19978 -- CD Radio Inc. (Nasdaq: CDRD) announced today that its offer to exchange shares of its new 10 1/2% Series C convertible preferred stock for outstanding shares of its 5% delayed convertible preferred stock had been accepted by all holders of the existing preferred stock as of the expiration of the offer at midnight last night.

In accordance with the terms of the offer, the Company will issue approximately 1,932,073 shares of Series C convertible preferred stock in exchange for the 4,988,781 shares of 5% preferred stock that were tendered. The new stock is expected to be issued on Thursday, November 20, 1997.

CD Radio holds one of two FCC national satellite radio broadcast licenses. The Company is building a satellite-to-car 50 channel radio system for the broadcast of music and other programming to motorists throughout the United States.

For Further Information: www.cdradio.com or David Margolese, 202-296-6192